Exhibit 4.1

CITRIX SYSTEMS, INC.

And

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

3.300% Senior Notes due 2030

Second Supplemental Indenture

Dated as of February 25, 2020

to

Indenture dated as of November 15, 2017

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	8

ARTICLE 2
FORM OF NOTES

Section 2.01.	Form of Notes	8

ARTICLE 3
THE NOTES

Section 3.01.	Amount; Series; Terms	9
Section 3.02.	Denominations	10
Section 3.03.	Book-entry Provisions for Global Securities	10
Section 3.04.	Additional Notes; Repurchases	11
Section 3.05.	No Sinking Fund	11

ARTICLE 4
REDEMPTION OF SECURITIES

Section 4.01.	Optional Redemption	11
Section 4.02.	Purchase of Notes upon a Change of Control Repurchase Event	13

ARTICLE 5
COVENANTS AND REMEDIES

Section 5.01.	Limitation on Liens	14
Section 5.02.	Limitation on Sale and Leaseback Transactions	17
Section 5.03.	Events of Default	18
Section 5.04.	Modification and Waiver	19
Section 5.05.	References In Base Indenture	20

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Confirmation of Indenture	20
Section 6.02.	Counterparts	20
Section 6.03.	Governing Law; Waiver of Jury Trial	21
Section 6.04.	Recitals by the Company	21

Exhibit A	Form of Note A-1

i

SECOND SUPPLEMENTAL INDENTURE, dated as of February 25, 2020 (“Second Supplemental Indenture”), to the Indenture dated as of November 15, 2017 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular Series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Second Supplemental Indenture, the “Indenture”), by and among CITRIX SYSTEMS, INC., a Delaware corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more Series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Second Supplemental Indenture in order to establish and provide for the issuance by the Company of Securities designated as its 3.300% Senior Notes due 2030 (the “Notes”) on the terms set forth herein;

WHEREAS, Section 9.1(c) of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without notice to or the consent of any Securityholder, provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Second Supplemental Indenture have been met;

and WHEREAS, all things necessary to make this Second Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this Second Supplemental Indenture and the Base Indenture, the applicable definition in this Second Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Notes” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 3.04 of this Second Supplemental Indenture.

“Agent Members” has the meaning specified in Section 3.03(e) of this Second Supplemental Indenture.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by the Board of Directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated), and (ii) the present value assuming no such termination.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Business Day” when used with respect to any Note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which commercial banking institutions in The City of New York, New York or the place of payment are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan by the Board of Directors relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Company’s Voting Shares or other Voting Shares into which the Company’s Voting Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Shares of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Shares immediately prior to that transaction and each holder holds substantially the same percentage of Voting Shares of such holding company as such holder held of the Company’s shares immediately prior to that transaction or (ii) the Company’s Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Company or such other person is converted into or exchanged for cash, securities or other Property, other than any such transaction where the Company’s Voting Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“Change of Control Notice” has the meaning specified in Section 4.02(a) of this Second Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 4.02(a) of this Second Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 4.02(a) of this Second Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Company” means the party named as such in the recitals of this Second Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed pursuant to Section 4.01 of this Second Supplemental Indenture (assuming the Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date pursuant to Section 4.01 of this Second Supplemental Indenture, (1) if the Company obtains four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding deferred net revenue) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in the Company’s most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, total assets as shown on or reflected in the Company’s most recent consolidated balance sheet (including, without duplication, the related notes to the Company’s most recent consolidated financial statements) prepared in accordance with GAAP.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association 50 South Sixth Street, Suite 1290, Minneapolis, MN, 55402, Attention: Citrix Systems, Inc. Account Manager, or such other address as the Trustee may designate from time to time by notice to the Company, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“delivered,” with respect to any notice to be given to a Holder pursuant to the Indenture, shall mean notice (x) given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depository (in the case of a Global Security) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Registrar’s books. Notice so “delivered” shall be deemed to include any notice to be “mailed” or “given,” as applicable, under the Indenture.

“Event of Default” has the meaning specified in Section 5.03(a) of this Second Supplemental Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by the Company; provided, however, that if any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.

“Initial Notes” has the meaning set forth in Section 3.01(b) of this Second Supplemental Indenture.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor Rating Categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of the Properties of the Company or any direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Par Call Date” means December 1, 2029, the date that is three months prior to the Stated Maturity.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States of America.

“Principal Property” means the land, improvements, buildings and fixtures that is real property located within the territorial limits of the United States (including its territories and possessions and Puerto Rico) owned or leased by the Company and having a net book value which, on the date of determination as to whether a Property is a Principal Property is being made, exceeds 1% of Consolidated Total Assets, other than the Company’s principal corporate offices or primary campuses which will be considered a Principal Property regardless of the foregoing.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of Capital Stock.

“Prospectus” means the preliminary prospectus supplement dated February 20, 2020, including the base prospectus dated November 3, 2017 and as supplemented by the related pricing term sheet dated February 20, 2020, relating to the offering and sale of the Notes.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, “Rating Agency” shall include a Substitute Rating Agency appointed by the Company.

“Ratings Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any day during the Trigger Period. If any of the Rating Agencies is not providing a rating of the Notes on any day during the Trigger Period for any reason (subject, for the avoidance of doubt, to the Company’s right to engage a Substitute Rating Agency as provided herein), the rating of such Rating Agency for the Notes shall be deemed to have ceased to be Investment Grade during the Trigger Period.

“Record Date” has the meaning specified in Section 3.01(d) of this Second Supplemental Indenture.

“Reference Treasury Dealer” means each of BofA Securities, Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, each of their respective successors, and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed pursuant to Section 4.01 of this Second Supplemental Indenture, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the Stated Maturity of such Note was the applicable Par Call Date; provided, however, that if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means a Subsidiary of the Company of which substantially all the Property is located, or substantially all the business is conducted, in the United States.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Second Supplemental Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s, S&P, any two of them or all of them, as the case may be.

“Treasury Rate” means, with respect to any redemption date pursuant to Section 4.01 of this Second Supplemental Indenture, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date ) of the applicable Comparable Treasury Issue. In determining this rate, the Independent Investment Banker shall assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Trigger Period” means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies).

“Voting Shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Second Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Second Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms. (a) There is hereby created and designated a single Series of Securities under the Base Indenture: the “3.300% Senior Notes due 2030.” The changes, modifications and supplements to the Base Indenture effected by this Second Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Series of Securities specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of Notes that initially may be authenticated and delivered under this Second Supplemental Indenture (the “Initial Notes”) shall be limited to $750,000,000, subject to increase as set forth in Section 3.04 of this Second Supplemental Indenture.

(c) The Stated Maturity of the Notes shall be March 1, 2030. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge (subject to Section 2.7 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(d) The Notes shall bear interest at the rate of 3.300% per annum beginning on February 25, 2020 or from the most recent interest payment date to or for which interest has been paid or duly provided for, as further provided in the form of Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest payment dates for the Notes shall be March 1 and September 1 of each year, beginning on September 1, 2020, and the “Record Date” for any interest payable on each such interest payment date shall be the immediately preceding February 15 and August 15, respectively; provided that upon the Stated Maturity of the Notes interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any; and provided further, the “Record Date” for any interest, principal, or premium, if any, payable on the Stated Maturity of the Notes shall be the immediately preceding September 1. If any interest payment date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest shall be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest shall accrue on that payment for the period from and after that interest payment date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e) The Notes shall be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depository or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 3.03 of this Second Supplemental Indenture and the Base Indenture.

(f) Payment of principal of and premium, if any, and interest on a Global Security registered in the name of or held by the Depository or its nominee shall be made in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Security. If the Notes are no longer represented by a Global Security, payment of principal, premium, if any, and interest on Physical Securities may, at the Company’s option, be made by (i) check mailed directly to Holders at their registered addresses or (ii) upon request of any Holder of at least $5,000,000 principal amount of Notes, wire transfer to an account located in the United States of America maintained by the payee.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03. Book-entry Provisions for Global Securities. (a) Each Global Security authenticated under the Indenture shall be registered in the name of the Depository designated for such Global Security or a nominee thereof and delivered to such Depository or nominee thereof or custodian therefor. Each such Global Security shall constitute a single Security for all purposes of the Indenture.

(b) Subject to Section 2.7 of the Base Indenture, any exchange of a Global Security for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depository for such Global Security shall direct in writing to the Trustee.

(c) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Note is registered in the name of a Person other than the Depository for such Global Security or a nominee thereof.

(d) Subject to the provisions of (e) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(e) Neither any members of, or participants in, the Depository (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Security registered in the name of the Depository or any nominee thereof, or under any such Global Security, and the Depository or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or such nominee, as the case may be, or impair, as between the Depository, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

Section 3.04. Additional Notes; Repurchases. The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (the “Additional Notes”) having terms and conditions identical to those of the Initial Notes and ranking equally and ratably with the Initial Notes, except that Additional Notes:

(i) may have a different issue date from the Notes;

(ii) may have a different issue price from the Notes; and

(iii) may have a different amount of interest payable on the first interest payment date after issuance than is payable on the Initial Notes (provided, however, a separate CUSIP number may be assigned for any Additional Notes with a different amount of interest payable on the first interest payment date after issuance than is payable on the Initial Notes, if required by DTC);

provided that if such Additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers. Such Additional Notes may be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Initial Notes and shall vote together as one class on all matters with respect to the Notes.

The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or otherwise, whether by the Company or one or more of its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, together with a Company Order to cancel such Notes, and such Notes shall no longer be considered outstanding under the Indenture upon their purchase.

Section 3.05. No Sinking Fund. The Notes shall not be subject to any sinking fund.

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01. Optional Redemption. (a) Subject to Section 1.02 hereof, the provisions of Article 3 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b) At any time before the Par Call Date, the Notes shall be redeemable, as a whole at any time or from time to time in part, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such Notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points plus accrued and unpaid interest thereon to, but excluding, the redemption date for such Notes. The redemption price shall be determined by the Company and the Trustee shall have no duty to verify any such determination made by the Company.

(c) On or after the Par Call Date, Notes shall be redeemable, as a whole at any time or from time to time in part, at the Company’s option, at a redemption price equal to 100% of the aggregate principal amount of the applicable Notes to be redeemed, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date for such Notes.

(d) Notwithstanding Section 4.01(b) and Section 4.01(c) above, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of such Notes and the Indenture.

(e) On and after the redemption date for the Notes, interest shall cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest, if any. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or by lot and, in the case of Notes represented by a Global Security, in accordance with the procedures of the Depository; provided, however, that in no event shall Notes of a minimum principal amount of $2,000 or less be redeemed in part.

(f) Notice of any redemption shall be delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as described above in Section 4.01(b) or Section 4.01(c), as applicable, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. A notice of redemption may, at the Company’s option and discretion, be subject to one or more conditions precedent.

Section 4.02. Purchase of Notes upon a Change of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes pursuant to Section 4.01 of this Second Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to minimum denominations of $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on the Notes to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase the Notes on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent or Tender Agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(c) The Paying Agent or Tender Agent shall promptly deliver to each Holder of Notes properly tendered the repurchase price for the Notes, and the Trustee shall, upon receipt of a Company Order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(d) Notwithstanding the foregoing in this Section 4.02, the Company shall not be required to make a Change of Control Offer in connection with a Change of Control Repurchase Event if a third party makes such an offer in connection with such Change of Control Repurchase Event in the manner and at the times required and otherwise in compliance with the requirements for such a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.02(b) above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date).

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section 4.02, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section 4.02 to the extent permitted by such securities laws or regulations.

ARTICLE 5

COVENANTS AND REMEDIES

Section 5.01. Limitation on Liens. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or incur any Lien upon any Principal Property of the Company or any of its Restricted Subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any Indebtedness of the Company or any of its Restricted Subsidiaries unless prior to or at the same time, the Notes (together with, at the Company’s option, any other Indebtedness or guarantees of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes or such guarantee) are equally and ratably secured with or, at the Company’s option, prior to, such secured Indebtedness, until such time as such Indebtedness or guarantees are no longer secured by such Lien or such Principal Property is no longer owned by the Company or any of its Restricted Subsidiaries.

(b) The foregoing restriction in Section 5.01(a) above shall not apply to:

(1) Liens existing with respect to any Person at the time such Person becomes a direct or indirect Subsidiary of the Company, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company or any of its Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach;

(3) Liens securing Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries;

(4) Liens existing on the date of issuance of the Initial Notes (excluding any Additional Notes);

(5) Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a Person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the Notes;

(8) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgment thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such Properties;

(13) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(14) Liens securing Indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including shares of Capital Stock), plant or equipment of the Company or its Restricted Subsidiaries; provided, however, that the Lien shall not extend to any other Property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien shall not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(15) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16) Liens on the Capital Stock of a Subsidiary that is not a Restricted Subsidiary;

(17) Liens securing Hedging Obligations designed to protect the Company from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(19) Liens on Property incurred in connection with any transaction permitted under Section 5.02 below; or

(20) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (19) above without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (19) above shall not extend to or cover any Property of the Company or any of its Subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

(c) Notwithstanding the restrictions set forth in Section 5.01(a) above, the Company and its Restricted Subsidiaries shall be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the restrictions set forth in Section 5.01(a) above without equally and ratably securing the Notes; provided that, after giving effect to such Indebtedness and the retirement of any Indebtedness secured by Liens (other than Liens described in clauses (1) through (20) of Section 5.01(b) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (20) of Section 5.01(b) above), together with all Attributable Debt outstanding pursuant to Section 5.02(b) below, does not exceed 15% of the Company’s Consolidated Net Tangible Assets. The Company and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 5.02. Limitation on Sale and Leaseback Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of issuance of the Initial Notes;

(2) such transaction was for the sale and leasing back to the Company or any of its wholly owned Subsidiaries of any Principal Property by the Company or a Restricted Subsidiary;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(4) the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to Section 5.01(b) above; or

(5) the Company or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Property or assets used or useful in the Company’s or such Restricted Subsidiary’s business or to the retirement of Indebtedness that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness, the Company may deliver Notes with an aggregate outstanding amount equal to such net proceeds to the Trustee for cancellation as provided in Section 3.04 of above.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) above, the Company and its Restricted Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the restrictions set forth in Section 5.02(a) above, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (1) through (5) of Section 5.02(a) above), together with all Indebtedness outstanding pursuant to Section 5.01(c) above, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

Section 5.03. Events of Default. (a) Section 6.1 of the Base Indenture shall not apply to the Notes. Instead, each of the following events shall be an “Event of Default” with respect to the Notes:

(1) default in the payment of any installment of interest on any Note when due and payable, and the continuance of that default for 30 days;

(2) default in the payment of the principal of, or any premium on, any Note when due and payable (whether at its Stated Maturity, upon redemption or otherwise);

(3) a failure by the Company to repurchase Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.02 of this Second Supplemental Indenture;

(4) failure to observe or perform any other covenant or agreement in respect of the Notes, which failure continues for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding Notes (including any Additional Notes), requiring the Company to remedy the same;

(5) (i) a failure to make any payment at maturity, including any applicable grace period, on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries) outstanding in an amount in excess of $100,000,000 or (ii) a default on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $100,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (i) or (ii) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding Notes (including any Additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (i) or (ii) above ceases or is cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured;

(6) the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its Property, (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency; and

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its Property or (iii) orders the winding up or liquidation of the Company; or any similar relief is granted under any foreign laws; and the order or decree remains unstayed and in effect for 60 days.

(b) Any notice of Default given by the Trustee or Holders under this Section must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

(c) Subject to the provisions of Section 7.1 and 7.2 of the Base Indenture, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof shall have been received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee and such notice references the Notes and the Indenture and states it is a “notice of default”.

Section 5.04. Modification and Waiver. Article 9 of the Base Indenture, as amended by this Section 5.04, shall apply to the Notes. Section 9.1 of the Base Indenture shall not apply to the Notes. In lieu thereof, the Company, when authorized by a Board Resolution, and the Trustee may amend or modify the Indenture or enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the TIA as then in effect) with respect to the Notes without notice to or the consent of any Holder of Notes in order to:

(a) cure any ambiguity, omission, defect or inconsistency, provided that the interests of the Holders are not adversely affected;

(b) conform the text of the Indenture or the Notes to any corresponding provision of the “Description of Notes” or the “Description of the Debt Securities” sections of the Prospectus, as evidenced by an Officers’ Certificate;

(c) provide for the issuance of Additional Notes, subject to the limitations set forth in Section 3.04 of this Second Supplemental Indenture;

(d) provide for the assumption of the Company’s obligations in the case of a merger or consolidation and the Company’s discharge upon such assumption provided that Article 5 of the Base Indenture is complied with;

(e) add covenants or make any change that would provide any additional rights or benefits to the Holders of the Notes;

(f) add guarantees with respect to the Notes;

(g) provide for uncertificated Notes in addition to or in place of certificated Notes;

(h) secure the Notes;

(i) add or appoint a successor or separate trustee;

(j) make any change that does not adversely affect the interests of any Holder of Notes; or

(k) maintain the qualification of the Indenture under the TIA.

Section 5.05. References In Base Indenture. References to “clause (e) or (f) of Section 6.1,” “Section 6.1(a) or (b),” “Section 6.1(e) or (f)” and “clause (c) of Section 6.1” in the Base Indenture shall be deemed to refer to “Section 5.03(a)(6) or Section 5.03(a)(7),” “Section 5.03(a)(1) or Section 5.03(a)(2),” “Section 5.03(a)(6) or Section 5.03(a)(7)” and “Section 5.03(a)(4)” of this Second Supplemental Indenture, respectively.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 6.02. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

Section 6.03. Governing Law; Waiver of Jury Trial. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF. THE COMPANY AND THE TRUSTEE EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Any legal suit, action or proceeding arising out of or based upon this Second Supplemental Indenture or any Notes may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company, the Trustee and the Holders (by their acceptance of the Securities) each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum

Section 6.04. Recitals by the Company. The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

CITRIX SYSTEMS, INC.

By:	/s/ Antonio G. Gomes
Name: Antonio G. Gomes
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page – Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Vice President

[Signature Page – Second Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

(FACE OF NOTE)

THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

CITRIX SYSTEMS, INC.

3.300% Senior Notes due 2030

No. ____________	CUSIP No.: 177376 AF7 ISIN No.: US177376AF70 Initially $________________

CITRIX SYSTEMS, INC., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Exchanges of Securities attached hereto on March 1, 2030.

Interest payment dates: March 1 and September 1.

Record Dates: February 15 and August 15.

Additional provisions of this Security are set forth on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

Wilmington Trust, National Association, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:	Dated:
Authorized Signatory

(REVERSE OF NOTE)

CITRIX SYSTEMS, INC.

3.300% Senior Notes due 2030

(1) Interest. Citrix Systems, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture referred to below, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the interest rate per annum shown above. The Company shall pay interest semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020. Interest on the Securities shall accrue from the most recent interest payment date to or for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from February 25, 2020. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Securities (except Defaulted Interest) to the persons who are registered Holders of Securities at the close of business on the Record Date next preceding the interest payment date even though such Securities are canceled after the Record Date and on or before the interest payment date. Holders of Physical Securities must surrender Physical Securities to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of principal of and premium, if any, and interest on this Note shall be made in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of this Global Security.

(3) Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, a national banking association, as trustee under the Indenture (the “Trustee”), shall act as Paying Agent, transfer agent and Registrar. The Company may change any Paying Agent, transfer agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, transfer agent, Registrar or co-registrar.

(4) Indenture. This Note is a “Security” and the Notes are “Securities” under the Indenture (as defined below). The Company issued the Securities under an Indenture dated as of November 15, 2017 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of February 25, 2020 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and the Trustee. The Securities are unsecured general obligations of the Company and constitute as the “3.300% Senior Notes due 2030”, initially limited to $750,000,000 in aggregate principal amount. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”). Capitalized terms used herein but not defined herein are used as defined in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Redemption. The Company may redeem the Securities in whole at any time or from time to time in part prior to their Stated Maturity, at its option, pursuant to the following terms:

(a) At any time before December 1, 2029, the redemption price shall be equal to the greater of (i) 100% of the aggregate principal amount of the Securities to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such Securities, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption price shall be determined by the Company and the Trustee shall have no duty to verify any such determination made by the Company.

(b) At any time on or after December 1, 2029, the redemption price shall be equal to 100% of the aggregate principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Securities that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Securities and the Indenture.

On and after the redemption date for the Securities, interest shall cease to accrue on such Securities or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest, if any. On or before the redemption date for the Securities, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the redemption price of the Securities to be redeemed on the redemption date, and (except if the redemption date shall be an interest payment date) accrued interest, if any. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected pro rata or by lot or by such method as the Trustee shall deem fair and appropriate, in accordance with the procedures of the Depository; provided, however, that in no event shall Securities of a minimum principal amount of $2,000 or less be redeemed in part.

Notice of any redemption shall be delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Securities to be redeemed (with a copy to the Trustee). Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officers’ Certificate of the

Company delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Securities called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(6) Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs with respect to the Securities, unless the Company shall have exercised its option pursuant to Section (5) hereof to redeem the Securities, each Holder of the Securities shall have the right to require the Company to repurchase all or any part (equal to minimum denominations of $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities to be repurchased plus any accrued and unpaid interest on such Securities to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event with respect to the Securities or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Securities, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such Securities on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Securities is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Securities or portions of the Securities properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent or Tender Agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Securities or portions of the Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Securities being repurchased by the Company.

If Holders of not less than 95% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw such Securities in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) of the Second Supplemental Indenture,

purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Securities that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section (6), the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section (6) by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section (6) to the extent permitted by such securities laws or regulations.

(7) Denominations; Transfer; Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required (A) to transfer or exchange any Securities subject to redemption during a period beginning at the opening of business 15 days before the day of the electronic delivery or mailing of a notice of redemption and ending at the close of business on the day of such electronic delivery or mailing or (B) to register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(8) Defeasance. Subject to certain conditions as provided in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Securities to their Stated Maturity.

(9) Persons Deemed Owners. The registered Holder of a Security may be treated as its owner for all purposes, except that interest (other than Defaulted Interest) shall be paid to the Person that was the registered Holder on the relevant Record Date for such payment of interest.

(10) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Securities may be amended or supplemented with respect to this Series with the consent of the Holders of a majority in principal amount of the Securities; and (ii) any existing default with respect to the Securities may be waived with the consent of the Holders of a majority in principal amount of the Securities. Without the consent of any Securityholder of this Series, the Indenture or the Securities may be amended or supplemented in accordance with Section 5.04 of the Second Supplemental Indenture to, among other things, cure any ambiguity, omission, defect or inconsistency, to provide for assumption of Company obligations to Securityholders of this Series or to provide for uncertificated Securities in addition to or in place of certificated Securities, to provide for guarantees with respect to, or security for, the Securities, or to comply with the TIA or to add additional covenants or additional rights or benefits to the Securityholders of this Series, or to make any change that does not adversely affect the rights of any Securityholder of this Series.

(11) Remedies. If an Event of Default with respect to the Securities occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the Securities may, by notice in writing to the Company (and the Trustee if given by the Holders), declare all the Securities to be due and payable immediately. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require security or indemnity before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Securities may direct the Trustee in its exercise of any trust or power with respect to the Securities. The Trustee may withhold from Securityholders of this Series notice of any Default or Event of Default (except a Default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

(12) Trustee Dealings with Company. Subject to the provisions of the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee. The Trustee shall initially be Wilmington Trust, National Association.

(13) No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

(14) Authentication. This Security shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) Governing Law. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities. No representation is made as to the accuracy of such numbers (or as to the accuracy of ISIN numbers or similar numbers) as printed on the Securities and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE, WHICH HAS IN IT THE TEXT OF THIS SECURITY, IN TWELVE-POINT TYPE. REQUESTS MAY BE MADE TO: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Senior Vice President, General Counsel and Secretary.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF SECURITIES

The initial principal amount of this Global Security is ____________ DOLLARS ($____________). The following exchanges of a part of this Global Security for certificated Securities or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee

REPURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL

REPURCHASE EVENT

To: Citrix Systems, Inc.

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Citrix Systems, Inc. (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay, __ an amount in cash equal to 101% of the aggregate principal amount of the Securities, or the portion thereof (which is $2,000 principal amount or a multiple of $1,000 in excess thereof) below designated, to be repurchased plus interest accrued and unpaid to, but excluding, the repurchase date, except as provided in the Indenture. The undersigned hereby agrees that the Securities will be repurchased as of the Change of Control Payment Date pursuant to the terms and conditions thereof and the Indenture.

Dated: ________________________________

Signature: _____________________________

Principal amount to be repurchased (at least $2,000 or a multiple of $1,000 in excess thereof): __

Remaining principal amount following such repurchase: __

By:
Authorized Signatory

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